EXHIBIT 99.1

NEWS RELEASE	Contact: THOMAS H. POHLMAN
FOR IMMEDIATE RELEASE	CHIEF EXECUTIVE OFFICER AND PRESIDENT
(515) 232-6251

APRIL 13, 2018

AMES NATIONAL CORPORATION

ANNOUNCES 2018 FIRST QUARTER EARNINGS RESULTS

First Quarter 2018 results:

For the quarter ended March 31, 2018, net income for Ames National Corporation (the Company) totaled $4,037,000 or $0.43 per share, compared to $3,610,000 or $0.39 per share earned in 2017. The improvement in earnings is primarily the result of an increase in loan interest income, a reduction in the provision for loan losses and lower federal income tax expense, offset in part by higher deposit interest expense, an increase in salaries and benefits and a decrease in securities gains.

First quarter net interest income totaled $10,186,000, an increase of $303,000, or 3%, compared to the same quarter a year ago. The improvement in net interest income was mainly due to increased loan volume and recognition of nonaccrual loan interest income on loans, offset by an increase in deposit interest expense and a decrease in interest income on tax-exempt investments. Nonaccrual interest income recognized in the three months ended March 31, 2018 was $282,000 as compared to $3,000 for the same period in 2017. The decrease in tax-exempt interest income on investments is mainly due to municipal bonds maturing and being called. Deposit interest rates increased in conjunction with general market interest rates, as the Federal Reserve Bank increased short term interest rate targets by 0.75% since March 31, 2017. The Company’s net interest margin was 3.19% for the quarter ended March 31, 2018 as compared to 3.20% for the quarter ended March 31, 2017.

A provision for loan losses of $29,000 was recognized in the first quarter of 2018 as compared to $398,000 in the first quarter of 2017. Net loan charge offs remained at a favorable level and totaled $27,000 for the quarter ended March 31, 2018 compared to net loan charge offs of $3,000 for the quarter ended March 31, 2017. The Iowa agricultural economy remains challenged as the result of the current low grain prices and potential tariff concerns on Iowa exports; however, favorable crop yields provided better than break even cash flows in 2017 even with low crop prices for most of the Company’s farm customers.

Noninterest income for the first quarter of 2018 totaled $1,764,000 as compared to $2,064,000, a decrease of 15%, for the same period in 2017. The decrease in noninterest income is primarily due to lower security gains, offset in part by higher wealth management income. The higher wealth management income was primarily due to an increase in one time estate fees.

Noninterest expense for the first quarter of 2018 totaled $6,865,000 compared to $6,460,000 recorded in 2017, an increase of 6%, which was primarily due to increases in salaries and employee benefits. This increase in salaries and benefits was primarily due to a one-time $1,000 bonus paid to full-time employees, increases in employee benefit costs, additional personnel and normal salary increases. The efficiency ratio was 57.4% for the first quarter of 2018 as compared to 54.1% in 2017.

The provision for income taxes expense for the three months ended March 31, 2018 and 2017 was $1,020,000 and $1,479,000, respectively, representing an effective tax rate of 20% and 29%, respectively. The reduction in the effective income tax rate from one year ago was primarily related to the enactment of the Tax Cut and Jobs Act legislation signed on December 22, 2017. This legislation lowered the marginal statutory federal corporation income tax rate for the Company from 35% to 21% beginning January 1, 2018. The effective tax rates are lower than the statutory rates for both periods primarily due to tax-exempt income.

Balance Sheet Review:

As of March 31, 2018, total assets were $1,391,779,000, a $3.5 million decrease compared to March 31, 2017. The reduction in assets was due primarily to a decrease in the securities portfolio, offset in part by increases in interest bearing deposits in financial institutions and loans. Deposit and repurchase agreement funding increased $14.9 million from one year ago, however this was more than offset by repayments of FHLB and other borrowings of $18.5 million.

Securities available-for-sale as of March 31, 2018 declined to $489,091,000 from $513,288,000 as of March 31, 2017. The decrease in securities available-for-sale is primarily due to sales and maturities of municipals and higher unrealized loss in the investment portfolio as higher market interest rates caused a decline in the fair value of the investment portfolio.

Net loans as of March 31, 2018 increased 2%, to $772,495,000, as compared to $759,786,000 as of March 31, 2017. Loan demand moderated for the period between March 31, 2017 and March 31, 2018. The loan portfolio credit quality gauged by impaired loans was more favorable than a year ago as non-performing loans totaled $4.3 million as of March 31, 2018 compared to $5.4 million as of March 31, 2017. The decrease in impaired loans was due primarily to payments and pay offs received on impaired loans. The allowance for loan losses on March 31, 2018 totaled $11,323,000, or 1.44% of gross loans, compared to $10,902,000 or 1.41% of gross loans as of March 31, 2017.

Other assets as of March 31, 2018 were $1,105,000, as compared to $10,228,000 as of March 31, 2017. The decrease in other assets was mainly due to receivables from two brokers related to the sale of securities available-for-sale in 2017.

Deposits totaled $1,170,424,000 on March 31, 2018, compared to $1,141,672,000 recorded at March 31, 2017, a 2.5% increase from a year ago. The higher level of deposits is primarily due to increases in retail demand deposit and retail and commercial NOW account balances.

Securities sold under agreements to repurchase totaled $36,534,000 as of March 31, 2018 as compared to $50,374,000 recorded as of March 31, 2017. The decrease in securities sold under agreements to repurchase was due primarily to a decrease in the balances of two customers.

The Company’s stockholders’ equity represented 12.0% of total assets as of March 31, 2018 with all of the Company’s five affiliate banks considered well-capitalized as defined by federal capital regulations. Total stockholders’ equity was $166,546,000 as of March 31, 2018, compared to $168,127,000 as of March 31, 2017. The decrease in stockholders’ equity was the result of the after tax impact of depreciation in the fair value of securities available for sale, offset in part by the retention of net income in excess of dividends.

Shareholder Information:

Return on average assets was 1.19% for the quarter ended March 31, 2018, compared to 1.05% for the same period in 2017. Return on average equity was 9.55% for the quarter ended March 31, 2018, compared to the 8.66% in 2017.

The Company’s stock, which is listed on the NASDAQ Capital Market under the symbol ATLO, closed at $27.50 on March 31, 2018. During the first quarter of 2018, the price ranged from $26.00 to $30.00.

On February 14, 2018, the Company declared a cash dividend of $0.23 per common share, which is a 4.5% increase from the previous dividend of $0.22 per share. The dividend is payable May 15, 2018, to shareholders of record at the close of business on May 1, 2018.

On February 14, 2018, the Company also declared a special one-time cash dividend of $0.25 per common share. This dividend is in addition to the Company’s normal quarterly dividend. The dividend is payable May 15, 2018, to shareholders of record at the close of business on May 1, 2018.

Ames National Corporation affiliate Iowa banks are First National Bank, Ames; Boone Bank & Trust Co., Boone; State Bank & Trust Co., Nevada; Reliance State Bank, Story City; and United Bank & Trust, Marshalltown.

The Private Securities Litigation Reform Act of 1995 provides the Company with the opportunity to make cautionary statements regarding forward-looking statements contained in this News Release, including forward-looking statements concerning the Company’s future financial performance and asset quality.  Any forward-looking statement contained in this News Release is based on management’s current beliefs, assumptions and expectations of the Company’s future performance, taking into account all information currently available to management.  These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to management.  If a change occurs, the Company’s business, financial condition, liquidity, results of operations, asset quality, plans and objectives may vary materially from those expressed in the forward-looking statements.  The risks and uncertainties that may affect the actual results of the Company include, but are not limited to, the following:  economic conditions, particularly in the concentrated geographic area in which the Company and its affiliate banks operate; competitive products and pricing available in the marketplace; changes in credit and other risks posed by the Company’s loan and investment portfolios, including declines in commercial or residential real estate values or changes in the allowance for loan losses dictated by new market conditions or regulatory requirements; fiscal and monetary policies of the U.S. government; changes in governmental regulations affecting financial institutions (including regulatory fees and capital requirements); changes in prevailing interest rates; credit risk management and asset/liability management; the financial and securities markets; the availability of and cost associated with sources of liquidity; and other risks and uncertainties inherent in the Company’s business, including those discussed under the heading “Risk Factors” in the Company’s annual report on Form 10-K.  Management intends to identify forward-looking statements when using words such as “believe”, “expect”, “intend”, “anticipate”, “estimate”, “should”, “forecasting” or similar expressions.  Undue reliance should not be placed on these forward-looking statements.  The Company undertakes no obligation to revise or update such forward-looking statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets
March 31, 2018 and 2017
(unaudited)

ASSETS	2018	2017
Cash and due from banks	$22,484,501	$24,843,933
Interest bearing deposits in financial institutions	68,832,839	49,361,944
Securities available-for-sale	489,091,103	513,288,393
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	2,557,400	3,064,500
Loans receivable, net	772,494,978	759,786,001
Loans held for sale	148,906	196,145
Bank premises and equipment, net	15,348,582	15,901,957
Accrued income receivable	7,730,256	7,270,957
Other real estate owned	385,509	542,812
Deferred income taxes, net	3,849,437	2,850,082
Other intangible assets, net	1,018,887	1,238,290
Goodwill	6,732,216	6,732,216
Other assets	1,104,703	10,228,498

Total assets	$1,391,779,317	$1,395,305,728

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits
Demand, noninterest bearing	$217,191,985	$202,797,222
NOW accounts	357,058,832	343,459,201
Savings and money market	401,030,635	396,934,766
Time, $250,000 and over	38,904,107	37,253,819
Other time	156,237,985	161,227,296
Total deposits	1,170,423,544	1,141,672,304

Securities sold under agreements to repurchase	36,534,018	50,373,505
Federal Home Loan Bank (FHLB) advances and other borrowings	9,000,000	27,500,000
Dividends payable	4,469,238	2,048,401
Accrued expenses and other liabilities	4,806,299	5,584,808
Total liabilities	1,225,233,099	1,227,179,018

STOCKHOLDERS' EQUITY
Common stock, $2 par value, authorized 18,000,000 shares; issued and outstanding 9,310,913 shares as of March 31, 2018 and 2017	18,621,826	18,621,826
Additional paid-in capital	20,878,728	20,878,728
Retained earnings	131,335,175	127,743,103
Accumulated other comprehensive income (loss)	(4,289,511)	883,053
Total stockholders' equity	166,546,218	168,126,710

Total liabilities and stockholders' equity	$1,391,779,317	$1,395,305,728

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income
(unaudited)

	Three Months Ended
	March 31,
	2018	2017
Interest income:
Loans	$8,888,855	$8,115,685
Securities
Taxable	1,556,838	1,512,919
Tax-exempt	1,186,346	1,318,062
Interest bearing deposits and federal funds sold	165,319	137,173

Total interest income	11,797,358	11,083,839

Interest expense:
Deposits	1,362,481	921,430
Other borrowed funds	248,390	279,401

Total interest expense	1,610,871	1,200,831

Net interest income	10,186,487	9,883,008

Provision for loan losses	29,000	397,574

Net interest income after provision for loan losses	10,157,487	9,485,434

Noninterest income:
Wealth Management Income	751,000	698,932
Service fees	338,242	359,132
Securities gains, net	-	365,035
Gain on sale of loans held for sale	177,200	138,012
Merchant and card fees	309,659	315,036
Other noninterest income	187,901	187,504

Total noninterest income	1,764,002	2,063,651

Noninterest expense:
Salaries and employee benefits	4,568,045	4,045,644
Data processing	781,032	823,779
Occupancy expenses, net	494,946	544,030
FDIC insurance assessments	105,995	103,831
Professional fees	345,407	298,145
Business development	254,548	237,741
Intangible asset amortization	87,535	98,802
Other operating expenses, net	227,629	307,785

Total noninterest expense	6,865,137	6,459,757

Income before income taxes	5,056,352	5,089,328

Income tax expense	1,019,600	1,479,200

Net income	$4,036,752	$3,610,128

Basic and diluted earnings per share	$0.43	$0.39

Declared dividends per share	$0.48	$0.22